Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Packaging Corporation of America:

We consent to the incorporation by reference in the registration statements (No. 333-259350) on Form S-3 and (Nos. 333-188265, 333-202723, 333-238155, and 333-238156) on Form S-8 of our reports dated February 24, 2022, with respect to the consolidated financial statements of Packaging Corporation America and the effectiveness of internal control over financial reporting.

Our report dated February 24, 2022, on the effectiveness of internal control over financial reporting as of December 31, 2021, contains an explanatory paragraph that states that the Company acquired Advance Packaging Corporation during 2021, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, Advance Packaging Corporation’s internal control over financial reporting associated with approximately 3% of the Company’s consolidated total assets and less than 1% of consolidated net sales included in the consolidated financial statements of the Company as of and for the year ended December 31, 2021. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Advance Packaging Corporation.

/s/ KPMG LLP

Chicago, Illinois
February 24, 2022